UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EDGAR ONLINE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 21, 2008

Dear Stockholder:

On behalf of the Board of Directors of EDGAR Online, Inc., I cordially invite you to attend our Annual Meeting of Stockholders, which will be held on June 23, 2008, at 10:00 A.M. (local time) at our offices at 122 East 42nd Street, Suite 2400, New York, New York 10168.

At this year’s meeting, you will be asked: (i) to elect seven (7) directors to serve on the Board of Directors of the Company until the Company’s 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal; (ii) to consider and act upon a proposal to authorize, approve and adopt an amendment to the Company’s 2005 Stock Award and Incentive Plan to increase the number of shares of Common Stock available for award under such plan; (iii) to approve and ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2008; and (iv) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

We have attached a notice of meeting and a proxy statement that contains more information about these proposals.

You will also find enclosed a proxy card appointing proxies to vote your shares at the Annual Meeting. Please sign, date and return your proxy card as soon as possible so that your shares can be represented and voted in accordance with your instructions, even if you cannot attend the Annual Meeting in person.

Sincerely,

Philip D. Moyer

President and Chief Executive Officer

EDGAR ONLINE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2008

TO THE STOCKHOLDERS OF EDGAR ONLINE, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of EDGAR Online, Inc., a Delaware corporation (“EDGAR Online” or the “Company”), will be held at the Company’s offices, 122 East 42nd Street, Suite 2400, New York, New York 10168, on June 23, 2008, at 10:00 A.M. (local time) for the following purposes:

(1) To elect seven (7) members of the Company’s Board of Directors (the “Board of Directors”) to serve until the Company’s 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

(2) To consider and act upon a proposal to authorize, approve and adopt an amendment to the Company’s 2005 Stock Award and Incentive Plan to increase the number of shares of Common Stock available for award under such plan;

(3) To ratify the appointment of BDO Seidman, LLP, as the independent registered public accounting firm of the Company for the year ending December 31, 2008; and

(4) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement that is attached to and made a part of this Notice. The Board of Directors has fixed May 16, 2008, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting in the manner set forth in the Proxy Statement. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

The Proxy Statement and the accompanying proxy card are being mailed beginning on or about May 21, 2008, to stockholders of record on May 16, 2008.

By Order of the Board of Directors

Philip D. Moyer
President and Chief Executive Officer

New York, New York

May 21, 2008

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

EDGAR ONLINE, INC.

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2008

The enclosed proxy is solicited by the Board of Directors (the “Board of Directors” or “Board”) of EDGAR Online, Inc., a Delaware corporation (“EDGAR Online” or “the Company,” “we,” “our” or “us”), for use at the 2008 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 10:00 A.M. (local time) on June 23, 2008, at the Company’s offices, 122 East 42nd Street, Suite 2400, New York, New York 10168, and any adjournment or postponement thereof. This proxy statement, the accompanying proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2007, are being mailed on or about May 21, 2008, to stockholders entitled to vote at the Annual Meeting holding voting shares of our Company’s common stock, par value $0.01 per share (the “Common Stock”).

Why am I receiving these materials?

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of EDGAR Online for use at the Annual Meeting and any adjournments or postponements thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders accompanying this proxy statement.

Who is paying for this proxy solicitation?

The expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy, will be borne by us. We may pay the expenses of persons holding Common Stock on behalf of others for sending proxy materials to their principals. In addition to solicitation of proxies by mail, our directors, officers and employees, without additional compensation, may solicit proxies by telephone, electronically via e-mail and personal interview. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

What voting rights do I have as a stockholder?

On each matter to be voted on, you have one vote for each outstanding share of Common Stock you own as of May 16, 2008, the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were 26,365,164 shares of Common Stock outstanding and entitled to vote. Stockholders do not have the right to vote cumulatively in the election of directors.

How do I vote?

If you are a stockholder of record, you can vote (i) in person at the Annual Meeting or (ii) by signing and mailing in your proxy card in the enclosed envelope.

If you are a stockholder of record, the proxy holders will vote your Common Stock based on your directions. If you sign and return your proxy card, but do not properly direct how your Common Stock should be voted, the proxy holders will vote “FOR” each of the three proposals listed in this proxy statement and will use their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold Common Stock through a broker or nominee, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares. Your broker or nominee may provide separate voting instructions, if any, with the proxy statement. Your broker or nominee may provide proxy submission through the Internet or by telephone.

Can I revoke or change my vote after I submit a proxy?

Yes. You can revoke your proxy or change your vote at any time before the proxy is exercised at the Annual Meeting. This can be done by (i) submitting another properly completed proxy card with a later date; (ii) sending a written notice to our Secretary prior to the commencement of the Annual Meeting; or (iii) attending the Annual Meeting and voting in person. You should be aware that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy, rather you must notify an EDGAR Online representative at the Annual Meeting of your desire to revoke your proxy and vote in person.

What vote is required to approve the election of the seven directors?

The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no effect on the election of directors.

What vote is required to approve the proposed amendment to the Company’s 2005 Stock Award and Incentive Plan and the ratification of the auditors?

The affirmative vote of a majority of stockholders present in person or by proxy at the meeting is required to approve these proposals. Thus, stockholders who abstain from voting will in effect be voting against the proposal. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” and thus have no effect on the outcome.

What constitutes a quorum?

A quorum of stockholders will be present at the Annual Meeting if stockholders holding at least a majority of the aggregate voting power of Common Stock outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. With 26,365,164 votes outstanding as of the close of business on the Record Date, stockholders representing at least 13,182,583 votes will be required to establish a quorum. Abstentions and broker non-votes will be counted towards the quorum requirement.

STOCKHOLDER PROPOSALS

Our By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. In general, stockholder proposals and director nominations intended to be presented at our 2009 Annual Meeting of Stockholders must be received by us at our corporate headquarters between March 26, 2009 and April 25, 2009 in order to be considered at that meeting. This notice requirement does not apply to (i) any stockholder holding at least twenty-five percent (25%) of our outstanding Common Stock or (ii) any stockholder who has an agreement with us for the nomination of a person or persons for election to the Board of Directors. A copy of the full text of the By-law provisions discussed above may be obtained by writing to our Secretary at our corporate headquarters.

In addition to our By-law provisions, stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the 2009 Annual Meeting of Stockholders must be received by our Secretary at our corporate headquarters no later than January 21, 2009 in order to be considered for inclusion in our proxy materials for that meeting.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s By-laws provide that the initial number of directors constituting the Board of Directors shall be seven (7), or such other number as fixed by the Board of Directors from time to time. The Board of Directors reserves the right to increase or reduce the size of the Board of Directors as provided in the Company’s By-laws.

At the Annual Meeting, the stockholders will elect seven (7) directors, who have been recommended by the Nominating Committee of the Board of Directors and who will serve a one-year term until the 2009 Annual Meeting of Stockholders or until a successor is elected or appointed and qualified or until such director’s earlier resignation or removal. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board of Directors. The Board of Directors has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as directors if elected. Proxies received will be voted “FOR” the election of all nominees unless otherwise directed. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, seven (7) directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the Annual Meeting who are present in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE

NOMINEES NAMED BELOW.

INFORMATION CONCERNING NOMINEES

Certain information about each of the seven (7) nominees is set forth below. Each director has served continuously with the Company since his or her first election as indicated below.

Name	Age	Position	Director Since
Philip D. Moyer	42	President, Chief Executive Officer and Director	2007
Mark Maged (1)(4)	76	Chairman of the Board	1999
Elisabeth DeMarse (1)(2)	54	Director	2004
Richard L. Feinstein (1)(3)(4)	64	Director	2003
Douglas K. Mellinger (2)(4)	43	Director	2006
John Mutch (3)(4)	51	Director	2007
William J. O’Neill, Jr. (2)(3)	66	Director	2007

(1)	Member of the Nominating Committee
(2)	Member of the Compensation Committee
(3)	Member of the Audit Committee
(4)	Member of the Special Committee

Philip D. Moyer has been a member of the Board of Directors since 2007. He joined us as President in April 2007 and has served as our Chief Executive Officer since July 2007. From 2005 to 2007, Mr. Moyer was in small capital, early stage private equity and venture capital with Cassini Capital and as an Entrepreneur in Residence at Safeguard Scientifics. From 1991 to 2005, Mr. Moyer was at Microsoft managing teams in sales, consulting, support, partner channels and technology. His most recent roles at Microsoft were General Manager of the Professional Services Industry (Accounting, Legal, Outsourcing, & Human Resources customers), General Manager of Global Customers, and General Manager of the East Region Enterprise Services Organization (Consulting, Support, Partners, & Technology Specialists). Prior to joining Microsoft, he was a co-founder of Orion Systems Group, a software company which was subsequently sold to Sungard. He started his career at GE Aerospace. Mr. Moyer holds a B.S in Computer Science from the University of Pittsburgh and is on the advisory Board of Safeguard Scientifics and on the board of XBRL.US.

Mark Maged has been a member of the Board of Directors since March 1999 and became Chairman of the Board in July 2007. Since 1992, Mr. Maged, either individually or as Chairman of MJM Associates, LLC, has engaged in various private investment banking activities in the U.S. and internationally. From September 1995 through May 2000, he was Chairman of Internet Tradeline, Inc. Mr. Maged received a B.S.S. from the College of the City of New York and an M.A. and L.L.B. from Harvard University.

Elisabeth DeMarse has been a member of the Board of Directors since November 2004. She is currently Chief Executive Officer and President of CreditCards.com, an internet based provider of consumer credit card offerings, and became Chief Executive Officer and President of its predecessor, DeMarseCo, in December 2005. Ms. DeMarse is a director at ZipRealty, Inc., an internet real estate brokerage firm since 2005 and All Star Directories, Inc., a privately held, online student recruitment company since 2006. Ms. DeMarse was a member of the Board of Directors of Heska Corporation from 2004 until May 2007, YP Corp from 2005 until August 2007, Stockgroup Information Systems from 2005 to June 2006, and Incredimail LTD from 2006 to March 2007. Ms. DeMarse served as President and Chief Executive Officer of Bankrate Inc., an internet based consumer banking marketplace from 2000 to April 2004. Ms. DeMarse served as Executive Vice President of International Operations at Hoover’s, Inc., which operates Hoover’s Online. Prior to her focus in the Internet sector, Ms. DeMarse spent ten years at Bloomberg L.P. in various leadership positions, and over four years at Western Union marketing telecommunications services. Ms. DeMarse holds an A.B. cum laude from Wellesley College and an M.B.A. from Harvard with an emphasis on marketing. Ms. DeMarse is a member of The Committee of 2004.

Richard L. Feinstein has been a member of the Board of Directors since April 2003. Mr. Feinstein, a retired partner of KPMG LLP, is currently a private consultant providing management and financial advice to clients in a variety of industries. From April 2004 to December 2004, Mr. Feinstein, as a consultant, served as Chief Financial Officer for Image Technology Laboratories, Inc. (OTCBB: IMTL) a developer and provider of radiological imaging, archiving and communications systems. From December 1997 to October 2002, Mr. Feinstein was a Senior Vice President and Chief Financial Officer for The Major Automotive Companies, Inc. (Pink Sheets: MJRC.PK), formerly a diversified holding company, but now engaged solely in retail automotive dealership operations. Mr. Feinstein, a certified public accountant, received a B.B.A. degree from Pace University.

Douglas K. Mellinger has been a member of the Board of Directors since February 2006. Since August 2001, Mr. Mellinger has been Vice-Chairman and Co-Founder of Foundation Source, a provider of support services for private foundations. Prior to assuming his full-time responsibilities with Foundation Source, from July 2000 to August 2001, Mr. Mellinger was a partner with Interactive Capital Partners, an investor and investment banker for early-stage technology companies. Mr. Mellinger is also the founder of Enherent (Nasdaq:ENHT), a global software development and services company, where he served as Chief Executive Officer from August 1989 to June 1999, Chairman of the Board from July 1999 to October 2000, and is currently a director. Mr. Mellinger has served as both the national and international director of the Association of Collegiate Entrepreneurs. Mr. Mellinger is Entrepreneur in Residence at Clark University. In addition, Mr. Mellinger helped found the Young Entrepreneurs’ Organization, and served as its international president in 1997 and 1998. Mr. Mellinger is a graduate of Syracuse University with a degree in Entrepreneurial Science.

John Mutch has been a member of the Board of Directors since June 2007. He is currently the managing partner of MV Advisors, LLC, a strategic block investment firm he founded in June 2006. MV Advisors provides focused investment and strategic guidance to small and mid-cap technology companies. Prior to founding MV Advisors, Mr. Mutch was the President and CEO of Peregrine Systems. In March 2003, Mr. Mutch was appointed to the Peregrine Board of Directors by the U.S. Bankruptcy Court and assisted the company in its bankruptcy work out. Mr. Mutch became President and CEO in August 2003 and successfully restructured the company, culminating in the sale of Peregrine to Hewlett Packard in December of 2005. From September 1999 through August 2002, Mr. Mutch served as President and CEO and a director of HNC Software Inc., an enterprise analytics software provider. Mr. Mutch also spent seven years at Microsoft in a variety of executive sales and marketing positions. Mr. Mutch is currently a director at Phoenix Technologies Ltd. (Nasdaq: PTEC) and Aspyra, Inc. (AMEX: APY). He was elected to the Board of Directors of Adaptec, Inc. (Nasdaq: ADPT) in

December 2007. Mr. Mutch was a director at Overland Storage, Inc. (Nasdaq: OVRL) from February 2002 through July 2004 and Brio Software (Nasdaq: BRIO) from September 2002 until December 2003. He earned a M.B.A. from the University of Chicago Graduate School of Business and a B.S. from Cornell University where he serves on the advisory board for the undergraduate school of business.

William J. O’Neill, Jr. has been a member of the Board of Directors since June 2007. Since 2001, Mr. O’Neill has been the Dean of the Sawyer Business School at Suffolk University in Boston, Massachusetts. Prior to this appointment, Mr. O’Neill spent thirty years (1969-1999) with the Polaroid Corporation where he held the positions of Executive Vice President of the Corporation, President of Corporate Business Development and Chief Financial Officer. Mr. O’Neill was also previously a Senior Financial Analyst at Ford Motor Company. Mr. O’Neill was a Trustee at the Dana Farber Cancer Institute and is currently a member of the Massachusetts Bar Association as well as a member of the Board of Directors of the Greater Boston Chamber of Commerce. Mr. O’Neill is Chairman of the Board of CardioTech International, Inc. (AMEX: CTE) and has been a director there since 2004. Mr. O’Neill is currently a director of Concord Camera Corp. (Nasdaq: LENS). Mr. O’Neill earned a B.A. at Boston College in mathematics, an M.B.A. in finance from Wayne State University and a J.D. from Suffolk University Law School.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held eight (8) meetings and took two (2) actions by written consent during the fiscal year ending December 31, 2007 (the “2007 Fiscal Year”). The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and a Special Committee. Each director attended or participated in 75% or more of the aggregate of: (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during the 2007 Fiscal Year. Each director is expected to attend and participate in, either in person or by means of telephonic conference, all scheduled Board of Director meetings and meetings of committees on which such director is a member. Each director, except for Ms. DeMarse, attended last year’s annual meeting of stockholders, and members of the Board of Directors are encouraged to attend the annual meeting each year. A majority of our Board of Directors, consisting of Ms. DeMarse and Messrs. Feinstein, Maged, Mellinger, Mutch, and O’Neill, qualify as “independent” within the meaning of the director independence standards of The Nasdaq Stock Market, Inc. (“Nasdaq”). Individuals may communicate directly with members of the Board of Directors or members of the Board of Director’s standing committees by writing to the following address: EDGAR Online, Inc., 122 East 42nd Street, Suite 2400, New York, New York 10168, Attention: Corporate Secretary.

The Corporate Secretary will summarize all correspondence received and periodically forward summaries to the Board of Directors. Members of the Board of Directors may, at any time, request copies of any such correspondence. Communications may be addressed to the attention of the Board of Directors, a standing committee of the Board of Directors, or any individual member of the Board of Directors or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.

Audit Committee

The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including selecting the Company’s independent registered public accounting firm, the scope of the annual audits, fees to be paid to the accountants, the performance of the independent registered public accounting firm and the Company’s accounting practices. The members of the Audit Committee currently are Messrs. Feinstein, Mutch and O’Neill, each of whom is a non-employee director and, as required by Nasdaq, qualifies as “independent.” The Audit Committee also includes at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with U.S. Securities and Exchange Commission (“SEC”) rules, including that the person meets the relevant definition of an “independent director.”

Richard L. Feinstein, the Chairman of the Audit Committee, is the independent director who has been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Feinstein’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Feinstein any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors. The Board of Directors has also determined that each Audit Committee member has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit Committee. The Audit Committee held five (5) meetings during the 2007 Fiscal Year.

Compensation Committee

The primary purpose of our Compensation Committee is to discharge our Board’s responsibilities relating to compensation and benefits of our officers and directors. The Compensation Committee reviews and approves the compensation and benefits of the Company’s key executive officers, administers the Company’s employee benefit plans and makes recommendations to the Board of Directors regarding such matters. The current members of the Compensation Committee are Ms. DeMarse and Messrs. Mellinger and O’Neill, each of whom is independent within the meaning of the director independence standards of Nasdaq. Mr. O’Neill serves as the Chairman of the Compensation Committee. The Compensation Committee held four (4) meetings during the 2007 Fiscal Year.

The functions of our Compensation Committee include:

•	Designing and implementing competitive compensation policies to attract and retain key personnel;

•	Reviewing and formulating policy and determining or making recommendations to our Board of Directors regarding compensation of our executive officers;

•	Administering our equity incentive plans and granting or recommending grants of equity awards to our executive officers and directors under these plans; and

•	Reviewing and establishing Company policies in the area of management perquisites.

Our Chief Executive Officer does not participate in the determination of his own compensation. However, he makes recommendations to, and participates in deliberations with our Compensation Committee regarding the amount and composition of the compensation of our other officers. The Compensation Committee operates under a formal Compensation Committee Charter, which is available on our website at www.edgar-online.com, and contains a detailed description of such Committee’s duties and responsibilities

Nominating Committee

The Nominating Committee reviews and assesses the composition of the Board of Directors, assists in identifying potential new candidates for director and nominates candidates for election to the Board of Directors. The Nominating Committee currently consists of Ms. DeMarse and Messrs. Feinstein and Maged, each of whom is independent within the meaning of the director independence standards of Nasdaq. The Nominating Committee held one (1) meeting during the 2007 Fiscal Year.

The Nominating Committee operates under a formal Nominating Committee Charter, which is available on our website at www.edgar-online.com, and contains a detailed description of such Committee’s duties and responsibilities. As more fully described in its charter, the functions of the Nominating Committee include identifying individuals qualified to become directors and making recommendations to the Board of Directors for the selection of such candidates for directorship, with the goal of assembling a Board of Directors that brings the Company a variety of perspectives and skills derived from business and professional experience.

Candidates for Nomination

Candidates for nomination as director come to the attention of our Nominating Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of our Nominating Committee at any point during the year. Such candidates are evaluated against the criteria set forth below. If our Nominating Committee believes at any time that it is desirable that our Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if our Nominating Committee believes it is appropriate, engage a third-party search firm to assist in identifying qualified candidates.

The Nominating Committee will evaluate director candidates recommended by stockholders in light of the Committee’s criteria for the selection of new directors. Such criteria include:

•	the appropriate size of our Board and its committees;

•	the perceived needs of our Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other Board members;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

Any stockholder recommendation of a director candidate should include the name and address of the stockholder and the person nominated; a representation that the stockholder (1) is a holder of record of our common stock on the date of such notice, and (2) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the stockholder is making the nomination or nominations; such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board; and the consent of each nominee to serve as a director, if elected.

All director nominees must also complete a customary form of directors’ questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of our Nominating Committee. Any stockholder recommendation of a director candidate should be sent to EDGAR Online, Inc., 122 East 42nd Street, Suite 2400, New York, New York 10168, Attention: Corporate Secretary. Any stockholder recommendations must be submitted in sufficient time for an appropriate evaluation by the committee. In addition, any stockholder wishing to nominate a director for consideration at an annual meeting of stockholders must follow the procedures set forth in this proxy statement.

Special Committee

The Special Committee reviews and makes recommendations to our Board of Directors on strategic options, interviews and advises us which advisers and/or investment bankers to retain, provides oversight of the production of any offering memorandum, if a decision is made to prepare one, and recommends which companies should be selected for receipt of such offering memorandum. The members of the Special Committee are Messrs. Mutch, Mellinger, Feinstein and Maged (acting in an ex-officio capacity). The Special Committee held one (1) meeting during the 2007 Fiscal Year.

AUDIT COMMITTEE REPORT

On June 12, 2000, the Board of Directors adopted a charter for the Audit Committee. Subsequently, on March 23, 2004, the Board of Directors adopted an Amended and Restated Audit Committee Charter, a copy of which is available on our website at www.edgar-online.com. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee has the power and authority to engage the independent registered public accountants, reviews the preparations for and the scope of the audit of the Company’s annual financial statements, reviews drafts of the statements and monitors the functioning of the Company’s accounting and internal control systems through discussions with representatives of management, the independent registered public accountants and the accounting staff.

On March 12, 2008, the Audit Committee met to review the Company’s audited financial statements for fiscal 2007 as well as the process and results of the Company’s assessment of internal control over financial reporting. The Audit Committee has also met with management and BDO Seidman, LLP (“BDO Seidman”), the Company’s independent registered public accounting firm, to discuss the financial statements and internal control over financial reporting. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States, that internal control over financial reporting was effective and that no material weaknesses in those controls existed as of the fiscal year-end reporting date, December 31, 2007.

The Audit Committee has received from BDO Seidman the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with BDO Seidman their independence from the Company and its management. The Audit Committee also received reports from BDO Seidman regarding all critical accounting policies and practices used by the Company, generally accepted accounting principles that have been discussed with management, and other material written communications between BDO Seidman and management. There were no differences of opinion reported between BDO Seidman and the Company regarding critical accounting policies and practices used by the Company. In addition, the Audit Committee discussed with BDO Seidman all matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Finally, the Audit Committee has received from, and reviewed with, BDO Seidman all communications and information concerning its audit of the Company’s internal control over financial reporting as required by the Public Company Accounting Oversight Board Auditing Standard No. 5. Based on these reviews, activities and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 17, 2008.

The Audit Committee plans to meet with BDO Seidman during the current fiscal year to review the scope of the 2008 audit and other matters.

Submitted by the Audit Committee:

Richard L. Feinstein, Chairman

John Mutch

William J. O’Neill, Jr.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this proxy statement are identified below. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board of Directors.

Name	Age	Position
Philip D. Moyer	42	President and Chief Executive Officer
John C. Ferrara	56	Chief Financial Officer
Stefan Chopin	49	Chief Technology Officer
Sue Bratone Childs	40	Executive Vice President, Marketing and Business Development

Philip D. Moyer: Please see Mr. Moyer’s full biography under Proposal One, Information Concerning Nominees.

John C. Ferrara joined us as Chief Financial Officer in March 2008. Prior to that, Mr. Ferrara served as Interim CFO and Consultant to GAMCO Investors, Inc., a publicly traded investment management company from May 2006 to December 2007. In addition, Mr. Ferrara was President of The LGL Group, Inc., a public-traded holding company, from early 2004 to December 2006 and has held Chief Financial Officer positions at Space Holding Corporation, Golden Books Family Entertainment and Renaissance Communications Corporation. Since 1999, Mr. Ferrara has served on the Boards of Directors and Audit and Compensation Committees of several public companies, including GAMCO Investors and Lynch Interactive. Mr. Ferrara is currently serving on the Board of Directors of Response Genetics, Inc.(Nasdaq:RGDX). Mr. Ferrara holds a B.S. in Accounting from the University of Maryland as well as an M.B.A. in Finance from Columbia University.

Stefan Chopin was a member of the Board of Directors from 1996 until February 2004, when he was appointed Chief Technology Officer. Mr. Chopin was previously the President of Pequot Group Inc., a technology development company for the financial services industry. From October 1998 to November 2001, Mr. Chopin was the Senior Vice President of Technology for iXL Enterprises, Inc., an e-business solutions provider.

Sue Bratone Childs joined us in August 2004 and was promoted to Executive Vice President in April 2007. Ms. Childs was previously Director of New Business Development at The New School University from 2001 to 2004. Prior to that, Ms. Childs held positions at Simon & Schuster, Philip Morris and Condé Nast Publications, and has worked as a consultant in the areas of strategy and business development for media and information companies. Ms. Childs is a graduate of Colby College and Columbia University Business School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee (for purposes of this analysis, the “Committee”) of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to the Named Executive Officers (as defined in the Summary Compensation Table below) is fair, reasonable and competitive.

Compensation Philosophy and Objectives

The Committee believes that the compensation programs for executive officers should reflect our performance and the value created for our stockholders. In addition, the Committee believes that the compensation program should support our short-term and long-term strategic goals and values and should reward individual contributions to our success. The Committee ensures that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance with the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Our overall compensation philosophy is to provide a total compensation package that is competitive and enables us to attract, motivate, reward and retain key executives and other employees who have the skills and experience necessary to promote our short and long-term financial performance and growth.

The Committee recognizes the critical role of our executive officers in the significant growth and success of the Company. Accordingly, our executive compensation policies are designed to: (1) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon our financial performance; (2) provide compensation that will attract and retain talented professionals; (3) reward individual results through base salary, annual cash bonuses, long-term incentive compensation in the form of stock options and various other benefits; and (4) manage compensation based on skill, knowledge, effort and responsibility needed to perform a particular job successfully.

In its review of salary, bonuses and long-term incentive compensation for our executive officers, the Committee takes into account both the position and expertise of a particular executive, as well as the Committee’s understanding of the competitive compensation for similarly situated executives in the Company’s industry.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the Named Executive Officers. Decisions regarding the compensation of other officers and employees are made by our President and Chief Executive Officer and our Chief Financial Officer.

Our President and Chief Executive Officer and our Chief Financial Officer annually review the performance of each Named Executive Officers (other than their own respective reviews, and that of our President and Chief Executive Officer, whose performance is reviewed solely by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to such executives.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate our executives to achieve the business goals set by us and reward the executives for achieving such goals. A percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash, or short-term and long-term incentive compensation. Rather, the Committee reviews all relevant information to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for the Named Executive Officers were:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity compensation; and

•	perquisites and other benefits.

Base Salary

We provide the Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for the Named Executive Officers are determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of the Named Executive Officers are based on the Committee’s assessment of the individual’s performance.

Performance-Based Incentive Compensation

Performance-based incentive compensation is intended to encourage the Named Executive Officers to achieve short-term goals that we believe are integrally linked to long-term value creation. The incentive award ranges are established annually by the Committee for the Named Executive Officers and management employees. The business criteria used by the Committee in establishing performance goals applicable to performance awards to the Named Executive Officers are selected from among the following:

•	Sales or sales growth;

•	Expenses or expense ratios;

•	Operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	Net income or net income per common share (basic or diluted; including or excluding extraordinary items);

•	Return on assets, return on investment, return on capital, or return on equity;

•	Cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

•	Economic profit or value created;

•	Stock price or total stockholder return; and

•

Specific strategic or operational business criteria, including market penetration, geographic expansion, new concept development goals, new projects, new products, or new ventures; customer satisfaction; staffing, training and development, succession planning or employee satisfaction; goals relating to acquisitions, divestitures, affiliates or joint ventures.

The overall assessment of the achievement of each named executive’s goals determines the percent of the target award that will be paid to the executive as an annual incentive award.

The Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to past Company performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison. The Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period, if so specified by the Committee.

Performance-based incentive compensation was awarded to Philip D. Moyer, Stefan Chopin and Sue Bratone Childs for services rendered in 2007.

Long-Term Compensation

The Committee believes that equity-based compensation in the form of stock options and restricted stock links the interests of executives with the long-term interests of our stockholders, encourages executives to remain in our employ and maintains competitive levels of total compensation. We grant stock options and restricted stock in accordance with our 2005 Stock Award and Incentive Plan (the “2005 Plan”). The 2005 Plan authorizes a broad range of awards, including stock options, stock appreciation rights, restricted stock grants, and deferred stock grants. We have not granted any appreciation rights or deferred stock grants under the 2005 Plan.

Stock options are granted based on a number of factors, including the individual’s level of responsibility, the amount and term of options already held by the individual, the individual’s contributions to the achievement of performance goals, and industry practices and norms. Stock options are generally awarded on an annual basis and, from time to time, when employees are hired or promoted. All options granted to the Named Executive Officers and other employees are approved by the Committee.

Stock options and restricted stock are awarded at the Nasdaq’s closing price of our Common Stock on the date of the grant. The majority of the options granted by the Committee vest at a rate of 33 1/3% per year over the first three years of the ten-year option term while the vesting of restricted stock may vary from one to three years or upon a change of control, as determined at the discretion of the Committee. Prior to the exercise of an option or the vesting of restricted stock, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. An employee granted restricted stock shall have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends thereon once the restricted stock vests. Restricted stock awards are generally subject to forfeiture if the grantee is no longer an employee at the time of vesting.

Perquisites and Other Benefits

We provide the Named Executive Officers with limited perquisites and other personal benefits, such as a commutation allowance, that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions. All such perquisites are reflected in the All Other Compensation column of the Summary Compensation Table and the accompanying footnotes.

The Named Executive Officers participated in the same Company 401(k) program as provided to other employees. The Company did not provide any special 401(k) benefits to the Named Executive Officers, and their health care and insurance coverage is the same as that provided to other employees.

Trading Windows / Hedging

We restrict the ability of employees to freely trade in our Common Stock because of their periodic access to material non-public information regarding the Company. Under our insider trading policy, the Named Executive Officers, our EVP Marketing, Controller, employees of our Finance Department, General Counsel and directors are restricted from purchasing or selling our Common Stock, exercising stock options or selling shares of restricted stock during certain blackout periods. In addition, all employees, including our Named Executive Officers, are prohibited from hedging against or speculating in the potential changes in the value of our Common Stock.

Change in Control Protections

The Named Executive Officers are parties to written employment agreements. The value of the “change in control” benefits provided under these agreements is summarized in the section below entitled Potential Payments Upon Termination or Change in Control. The Company does not gross-up any executive payments for potential taxes that may be incurred in connection with a “change in control”.

Policy with Respect to Section 162(m) Deduction Limit

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the Company’s executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation paid to our executive officers in 2007 did not exceed the $1 million limit per officer. Our stock option plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants or vesting of restricted stock made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Compensation Committee currently intends to limit the dollar amount of all other compensation payable to the Company’s executive officers to no more than $1 million. The Compensation Committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant.

Conclusion

We strive to ensure that each element of compensation delivered to the Named Executive Officers is reasonable and appropriate as compared to the type and levels of compensation and benefits provided to executives in the marketplace. We also believe that such compensation should properly reflect the performance and results achieved by each individual. Along with the Committee, we continually monitor trends in executive pay to ensure that recommendations and plan design reflect best practice.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

William J. O’Neill, Jr., Chairman

Elisabeth DeMarse

Douglas K. Mellinger

Summary Compensation Table

The following table sets forth certain information regarding compensation paid for all services rendered to us in all capacities during fiscal years 2006 and 2007 by our principal executive officer, principal financial officer, our other three most highly compensated executive officers and two additional individuals who served as executive officers during part of the most recent fiscal year, but who ceased providing services to the Company as an executive officer before fiscal year-end, whose total compensation earned for the portion of the year served would otherwise make the individual one of the three most highly compensated executives for the most recent fiscal year (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Option Awards ($)(2)	Restricted Stock Awards ($)(3)	All Other Compensation ($)		Total ($)
Philip D. Moyer	2006	$—		$—	$—	$—	$—		$—
President and Chief Executive Officer	2007	$237,291		$—	$—	$387,242	$6,750	(4)	$631,283

Greg D. Adams	2006	$239,333		$25,000	$95,662	$—	$24,600	(5)	$384,595
Former Chief Financial Officer and Chief Operating Officer	2007	$242,000		$—	$—	$—	$24,750	(5)	$266,750

Stefan Chopin	2006	$240,167		$25,000	$95,662	$—	$24,600	(5)	$385,429
Chief Technology Officer	2007	$275,333		$—	$—	$—	$24,750	(5)	$300,083

Sue Bratone Childs	2006	$164,000		$25,000	$10,733	$—	$4,920	(4)	$204,653
Executive Vice President, Marketing and Business Development	2007	$200,000		$—	$36,205	$36,707	$6,000	(4)	$278,912

Susan Strausberg	2006	$262,000		$30,000	$95,662	$—	$27,600	(5)	$415,262
Former President and Chief Executive Officer	2007	$154,401		$—	$—	$—	$136,041	(6)	$290,442

Morton Mackof	2006	$276,948	(7)	$25,000	$95,662	$—	$20,850	(5)	$418,460
Former Executive Vice President, Sales	2007	$127,469	(7)	$—	$—	$—	$117,246	(8)	$244,715

(1)	The amounts shown represent amounts paid in 2006 related to bonuses earned in 2005.
(2)	The amounts shown represent the expense related to the total FAS 123(R) grant date fair value of the options awarded to the Named Executive Officers. This expense is being recognized over the three year vesting terms of the options. See “Note 2(m), Stock-Based Compensation” to our audited financial statements in our Form 10-K for the year ended December 31, 2007 for the assumptions used in such calculations.
(3)	The amounts shown represent the 2007 expense related to the total grant date fair value of the restricted stock awarded to the Named Executive Officers. The expense related to Mr. Moyer’s shares is being recognized according to the vesting schedule in Mr. Moyer’s employment contract as discussed below. The expense related to Ms. Child’s shares is being recognized over the two year vesting terms of the grant.
(4)	The amounts shown represent, for each Named Executive Officer matching contributions made by the Company to each of the Named Executive Officers pursuant to the Company’s 401(k) Savings Plan. The amount attributable to each such perquisite or benefit for each Named Executive Officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named executive officer.
(5)	The amounts shown represent, for each Named Executive Officer: (i) a commutation allowance; and (ii) matching contributions made by the Company to each of the Named Executive Officers pursuant to the Company’s 401(k) Savings Plan. The amount attributable to each such perquisite or benefit for each Named Executive Officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named executive officer.

(6)	The amount shown includes: (i) a commutation allowance; (ii) matching contributions made by the Company to each of the Named Executive Officers pursuant to the Company’s 401(k) Savings Plan; and (iii) $119,167 of severance payments.
(7)	The amount shown includes commissions.
(8)	The amount shown includes: (i) a commutation allowance; (ii) matching contributions made by the Company to each of the Named Executive Officers pursuant to the Company’s 401(k) Savings Plan; and (iii) $108,558 of severance payments.

Grants of Plan Based Awards

The following table provides information regarding awards under the 2005 Plan in the year ended December 31, 2007.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Number of Securities Underlying Restricted Stock Grants (#)	Exercise or Base Price of Awards	Grant Date Fair Value
Philip D. Moyer	4/9/07	—	250,000	$2.97(1)	$742,500	(2)
	7/31/07	—	79,528	$2.54(1)	$202,001	(2)
Sue Bratone Childs	2/5/07	50,000	—	$3.08	$120,500	(3)
	10/5/07	—	100,000	$3.08(1)	$308,000	(4)

(1)	The amounts shown represent the closing market value of our Common Stock on the date of grant.
(2)	The amounts shown represent the total grant date fair value determined by the closing market value of our Common Stock on the date of grant of the restricted shares awarded to the Named Executive Officer. Mr. Moyer’s restricted stock vests as follows: the 250,000 shares vest 1/3 after six months of service with the remaining shares vesting in seven equal six-monthly installments over the next 42 months. The remaining 79,528 shares vest one third (1/3) shares after 6 months of the grant with the remaining shares vesting in equal monthly installments over the next 42 months.
(3)	The amounts shown represent the total FAS 123(R) grant date fair value of the options awarded to the Named Executive Officer. This expense is being recognized over the three year vesting terms of the options. See “Note 2(m), Stock-Based Compensation” to our audited financial statements in our Form 10-K for the year ended December 31, 2007 for the assumptions used in such calculations.
(4)	The amounts shown represent the total grant date fair value determined by the closing market value of our Common Stock on the date of grant of the restricted shares awarded to the Named Executive Officer. This expense is being recognized over a two year vesting term.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the exercise and holdings of previously awarded equity grants outstanding as of December 31, 2007.

	Options Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Number of Securities Underlying Unvested Restricted Stock (#)		Option Exercise Price ($)	Option Expiration Date
Philip D. Moyer	—	—	216,667	(2)	—	—

Greg D. Adams	109,000	—	—		$4.50	3/25/09
	16,000	—	—		$9.50	5/25/09
	40,000	—	—		$9.00	1/26/10
	30,000	—	—		$3.06	7/14/10
	25,000	—	—		$2.56	1/25/11
	14,000	—	—		$3.27	1/28/12
	90,000	—	—		$1.21	6/18/13
	150,000	—	—		$1.27	12/27/14
	25,000	50,000	—		$1.92	1/11/16
	25,000	50,000	—		$3.01	2/8/16

Stefan Chopin	10,000	—	—		$4.50	3/25/09
	33,333	—	—		$1.72	2/18/14
	2,500	—	—		$0.95	6/17/14
	16,666	16,667	—		$1.32	1/31/15
	25,000	50,000	—		$1.92	1/11/16
	25,000	50,000	—		$3.01	2/8/16

Sue Bratone Childs	—	—	100,000	(3)	—	—
	15,000	—	—		$1.25	10/29/14
	3,333	1,667	—		$1.32	1/31/15
	6,667	13,333	—		$1.92	1/11/06
	—	50,000	—		$3.01	2/5/17

Susan Strausberg	27,500	—	—		$1.10	7/30/12
	7,500	—	—		$1.05	7/30/12
	50,000	—	—		$1.45	7/30/12
	75,000	—	—		$1.92	7/30/12
	75,000	—	—		$3.01	7/30/12

Morton Mackof	33,400	—	—		$1.30	5/21/12
	25,000	—	—		$1.32	5/21/12
	75,000	—	—		$1.92	5/21/12
	75,000	—	—		$3.01	5/21/12

(1)	All options vest at a rate of 33 1/3% per year over the first three years of the ten-year option term.
(2)	Mr. Moyer’s restricted stock vests as follows: (i) 83,333 shares vested after six months of service with the remaining 166,667 shares vesting in seven equal six-monthly installments over the next 42 months (ii) 29,528 upon grant and (iii) 50,000 shares vest 1/3 shares after six months of the grant with the remaining shares vesting in equal monthly installments over the next 42 months.
(3)	Ms. Childs’s restricted stock vests at a rate of 50% per year over the two year period beginning October 5, 2007.

Option Exercises and Stock Vested

The following table shows information for 2007 regarding the exercise of stock options and vesting of restricted stock.

	Option Awards		Restricted Stock
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Vested (#)	Value Realized on Vesting (2)
Philip D. Moyer	—	—	112,861	$324,999
Greg D. Adams	30,000	$46,900	—	$—
Morton Mackof	41,600	$66,573	—	$—

(1)	Amount represents the difference between the exercise price of the option and the market price of our common stock upon exercise of such option.
(2)	Amount represents the market price of our common stock on the day of vesting.

Potential Payments upon Termination or Change of Control

The tables below reflect the amount of compensation payable to each of the Named Executive Officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon termination for “cause,” termination in the event of death or disability, involuntary not-for-cause termination, termination for “good reason,” and termination following a “change of control” is shown below.

The Company has “cause” to terminate an employment agreement upon (i) the failure by the executive to substantially perform his/her duties under the agreement, (ii) the conviction by the executive in criminal misconduct (including embezzlement and criminal fraud) which is materially injurious to the Company, monetarily or otherwise, (iii) the conviction of the executive of a felony, or (iv) gross negligence on the part of the executive.

A “change of control” means the occurrence of (i) the acquisition by an individual, entity, or group of the beneficial ownership of 50% or more of (1) the outstanding common stock, or (2) the combined voting power of the Company’s voting securities; provided, however, that the following acquisitions will not constitute a “change of control”: (x) any acquisition by any employee benefit plan of the Company or any affiliate or (y) any acquisition by any corporation if, immediately following such acquisition, more than 50% of the outstanding common stock and the outstanding voting securities of such corporation is beneficially owned by all or substantially all of those who, immediately prior to such acquisition, were the beneficial owners of the common stock and the Company’s voting securities (in substantially similar proportions as their ownership of such Company securities immediately prior thereto); or (ii) the approval by the Company’s stockholders of a reorganization, merger or consolidation, other than one with respect to which all or substantially all of those who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Company’s voting securities beneficially own, immediately after such transaction, more than 50% of the outstanding common stock and voting securities of the corporation resulting from such transaction (in substantially the same proportions as their ownership, immediately prior thereto, of the Common Stock and the Company’s voting securities); or (iii) the approval by the Company’s stockholders of the sale or other disposition of all or substantially all of the assets of the Company, other than to a subsidiary of the Company.

Philip D. Moyer

On April 9, 2007 we entered into an employment agreement with Philip D. Moyer to serve as our President. The agreement anticipated Mr. Moyer becoming our Chief Executive Officer upon the earlier of the end of the first year of employment or when the Company achieved certain financial objectives specified in the agreement.

At that time, Mr. Moyer would be entitled to receive an additional 50,000 restricted shares of common stock and a $75,000 bonus. On July 30, 2007, Ms. Strausberg resigned her position as Chief Executive Officer and Mr. Moyer assumed this role.

Mr. Moyer’s compensation includes an annual base salary of $335,000 and bonus incentives of up to 75% of such salary based on the achievement of certain financial objectives specified in the agreement. In addition to salary and bonus compensation, Mr. Moyer received 250,000 restricted shares of Common Stock with one third of the restricted stock vesting after the first six months of employment and the remaining stock vesting at the end of each successive six-month period in seven equal installments. Mr. Moyer’s employment continues until terminated and contains customary termination provisions for disability, death and cause. During the first year, either party may terminate the Agreement without cause upon thirty days written notice. If such termination occurred during the first six months of employment, Mr. Moyer would have received three months base salary severance pay, any earned bonus and three months acceleration of the unvested portion of his restricted stock award. If such termination is made after six months of employment but prior to the one year anniversary of employment, Mr. Moyer will receive six months base salary severance pay, any earned bonus and six months acceleration of the unvested portion of his restricted stock award.

Mr. Moyer is entitled to terminate the Agreement for “good reason” in the event of a material change in his compensation or duties, material breach of the Agreement by Company or a change of control of the Company. If such termination for good reason occurred during the first six months of employment, Mr. Moyer would have received six months base salary severance pay and any earned bonus, plus six months acceleration of the unvested portion of his restricted stock award. If such termination is made after six months of employment but prior to the one year anniversary of the agreement, Mr. Moyer will receive twelve months base salary severance pay and any earned bonus, plus twelve months acceleration of the unvested portion of his restricted stock award. If such termination is made after the one year anniversary of the agreement, Mr. Moyer shall be entitled to receive twelve months base salary severance pay, any earned bonus and 24 months acceleration of the unvested portion of his restricted stock award. “Good Reason” means: (a) the occurrence, without Mr. Moyer’s consent, of a “change of control”; (b) a material breach of the terms of the agreement by the Company, and such breach is not cured within 15 business days after Mr. Moyer provides notice of such breach; (c) an involuntary change in Mr. Moyer’s status or position with the Company which constitutes a demotion from Mr. Moyer’s then current responsibilities and scope of powers, authority or duties inherent in such position; (d) a reduction by the Company in Mr. Moyer’s base salary (unless all executive officers of the Company also have their salaries reduced in an equivalent percentage as part of an overall Company cost cutting plan) or material change in Mr. Moyer’s bonus structure; or (e) the Company’s requiring Mr. Moyer to maintain his primary location of employment at a location more than 125 miles from Wayne, Pennsylvania.

Executive Benefits and Payments (1)	Termination for “cause” on December 31, 2007	Death on December 31, 2007	Disability on December 31, 2007	Not-for-cause termination on December 31, 2007		Termination for “good reason” on December 31, 2007		“Change of Control” on December 31, 2007		Non-Renewal on December 31, 2007
Restricted Stock	$—	$—	$—	$137,622	(2)	$234,763	(3)	$234,763	(3)	$—
Cash Severance	$—	—	—	$167,500	(4)	$335,000	(5)	$335,000	(5)	$—

(1)	Assumes no additional payments of accrued salary or discretionary bonus due to payments made in full to Mr. Moyer prior to December 31, 2007 in accordance with normal payroll procedures.
(2)	Assumes vesting of unvested restricted stock grants at $3.40, the closing price of our Common Stock on December 31, 2007.
(3)	Assumes six months accelerated vesting of unvested restricted stock grants at $3.40, the closing price of our Common Stock on December 31, 2007.
(4)	Amount payable in one lump sum payment unless Mr. Moyer elects in writing to receive pro-rata bi-weekly payments over six months following termination.
(5)	Amount payable in one lump sum payment unless Mr. Moyer elects in writing to receive pro-rata bi-weekly payments over twelve months following termination.

Greg D. Adams

On December 27, 2004, we entered into an employment agreement, as amended, with Greg Adams to serve as our Chief Financial Officer and Chief Operating Officer. On December 26, 2007, the agreement expired. Mr. Adams signed a separation and release agreement on January 4, 2008, which specified the termination of Mr. Adams’ employment as the close of business on the earlier of (i) the filing of the Company’s Form 10-K for the year ended December 31, 2007 or (ii) March 15, 2008 (the “Separation Date”). For the period from December 26, 2007 through the Separation Date, Mr. Adams continued to be compensated based on his original employment agreement. The agreement provided for a minimum annual salary of $210,000, a discretionary annual bonus and a commutation allowance equal to $1,500 per month.

As of the Separation Date, the Company will pay Mr. Adams total payments equal to (i) his then applicable annual base salary and (ii) the average of his last two annual cash bonuses. In addition, the Company will reimburse the cost of outplacement counseling not to exceed $25,000 and maintain health benefits for Mr. Adams and his dependents for twelve months from the Separation Date. Also, the Company will continue Mr. Adams’ commutation allowance of $1,500 per month and allow Mr. Adams to make contributions—with no Company matching contributions—to the Company’s 401k Plan for twelve months after the separation date. All of Mr. Adams’ options immediately vested and remain exercisable for the period of the lesser of (a) the original term of the stock option or (b) five years.

Mr. Adams will receive a total of $260,000 through the Company’s regularly scheduled payroll on a bi-monthly basis for the 24 payroll periods following the Separation Date. The value of Mr. Adams’ stock options based on the closing price of Common Stock on December 31, 2007 of $3.40 was $718,983, $122,750 of which relates to options that immediately vested per the separation and release agreement.

John C. Ferrara

On February 29, 2008, we entered into an employment agreement with John C. Ferrara to serve as our Chief Financial Officer. Mr. Ferrara’s compensation includes an annual base salary of $225,000, bonus incentive during 2008 of up to $50,000 and a grant of 50,000 options to purchase shares of Common Stock with these options vesting annually in three (3) equal installments.

The agreement provides that either Mr. Ferrara or the Company may terminate his employment without cause. If such termination is made during the first 12 months of employment, Mr. Ferrara will be entitled to receive 6 months base salary as severance pay and accelerated vesting of all stock options. If such termination is made after 12 months of employment, Mr. Ferrara will be entitled to receive 12 months base salary as severance pay and accelerated vesting of all stock options. In the event of a “change of control” or if Mr. Ferrara’s employment is terminated without cause, his stock options and other awards shall immediately vest and remain exercisable by him for the lesser of the original term of the stock option grant or award or five (5) years. A “change of control” means: (a) the acquisition of fifty percent (50%) or more of the Company’s outstanding common stock or voting securities; (b) the sale of all or substantially all of the Company’s assets which is approved by the Company’s stockholders; or (c) the reorganization, merger or consolidation of the Company into another entity, approved by the Company’s stockholders.

Stefan Chopin

On February 18, 2004, we entered into a one-year employment agreement, as amended, with Stefan Chopin to serve as our Chief Technology Officer. On February 18, 2007, the agreement automatically renewed for an additional one-year term.

The agreement provides for a minimum annual salary of $195,000, a discretionary annual bonus and a commutation allowance equal to $1,500 per month. In the event of termination for “cause,” Mr. Chopin will receive accrued salary and bonus through the date of termination of employment. In the event of termination by death or disability, all stock options held by the executive shall immediately vest and remain exercisable for the lesser of their original term or five years. In the event of a “change of control” (and Mr. Chopin’s employment is terminated either by him or us within one year thereafter), Mr. Chopin will receive, in addition to payment of accrued salary and benefits through the date of termination of employment, a severance payment equal to the sum of (i) his then applicable annual base salary and (ii) the average of his last two annual cash bonuses, and all stock options held by the executive shall immediately vest and remain exercisable for the lesser of their original term or five years. In the event of termination for any reason other than for “cause,” death or disability or “change of control,” or if we decide not to renew the agreement, Mr. Chopin will receive a severance payment equal to the sum of (i) his then applicable annual base salary and (ii) the average of his last two annual cash bonuses, and all stock options held by the executive shall immediately vest and remain exercisable for the lesser of their original term or five years.

Executive Benefits and Payments (1)	Termination for “cause” on December 31, 2007	Death on December 31, 2007		Disability on December 31, 2007 (2)		Involuntary not-for-cause termination on December 31, 2007		“Change of Control” on December 31, 2007		Non-Renewal on December 31, 2007
Stock Options	—	$271,707	(3)	$271,701	(3)	$271,701	(3)	$271,701	(3)	$271,701	(3)
Cash Severance	—	—		—		$304,500	(4)	$304,500	(4)	$304,500	(4)

(1)	Assumes no additional payments of accrued salary or discretionary bonus due to payments made in full to Mr. Chopin prior to December 31, 2007, in accordance with normal payroll procedures.
(2)	Assumes disability occurred 181 days prior to December 31, 2007.
(3)	Assumes immediate vesting of all options as well as their exercise at $3.40 per share, the closing price of our Common Stock on December 31, 2007.
(4)	Amount payable in twelve equal monthly installments of $25,375, beginning January 1, 2008.

On March 13, 2008, we entered into a new employment agreement with Mr. Chopin which supersedes his former agreement. Under the terms of this agreement, Mr. Chopin will receive a minimum annual salary of $250,000 and a discretionary annual bonus. In the event of termination for “cause”, Mr. Chopin will receive accrued salary and benefits through the date of termination. In the event his employment is terminated without cause, he shall receive twelve (12) months salary from the last date of employment. In the event of a “change of control” or if Mr. Chopin’s employment is terminated without cause, his stock options and other awards shall immediately vest and remain exercisable by him for the lesser of the original term of the stock option grant or award or five (5) years. A “change of control” means: (a) the acquisition of fifty percent (50%) or more of the Company’s outstanding common stock or voting securities; (b) the sale of all or substantially all of the Company’s assets which is approved by the Company’s stockholders; or (c) the reorganization, merger or consolidation of the Company into another entity, approved by the Company’s stockholders.

Sue Bratone Childs

On May 15, 2007 we entered into an agreement with Ms. Childs. In the event the Company terminates her employment for any reason other than for “cause” or there is a “change of control” of the company and Ms. Childs’ employment is terminated (excluding a termination for cause) within one year of this change of control, we will provide Ms. Childs with severance equal to the sum of her base salary and the average of any bonus paid to her during the two prior years.

Executive Benefits and Payments (1)	Termination for “cause” on December 31, 2007	Death on December 31, 2007	Disability on December 31, 2007	Involuntary not-for-cause termination on December 31, 2007		“Change of Control” on December 31, 2007		Non-Renewal on December 31, 2007
Stock Options	—	$—	$—	$49,050	(2)	$49,050	(2)	$—
Cash Severance	—	—	—	$256,000		$256,000		$—

(1)	Assumes no additional payments of accrued salary or discretionary bonus due to payments made in full to Ms. Childs prior to December 31, 2007 in accordance with normal payroll procedures.
(2)	Assumes exercise of vested options at $3.40 per share, the closing price of our Common Stock on December 31, 2007.

Susan Strausberg

Ms. Strausberg terminated her employment with the Company on July 30, 2007, when Mr. Moyer replaced her as Chief Executive Officer and Mr. Maged replaced her as Chairman of the Board. At that time, Ms. Stausberg was employed under an agreement entered into on June 14, 2007. Under the severance provisions of that employment agreement, the Company is paying Ms. Strausberg an annual base salary of $265,000 and commutation allowance of $1,750 per month which will continue through July 30, 2010. In addition, we will maintain Ms. Strausberg’s health benefits for 18 months from July 30, 2007. Additionally, all of Ms. Strausberg’s options vested as of July 30, 2007. The value of Ms. Strausberg’s stock options based on the closing price of Common Stock on December 31, 2007 of $3.40 was $318,663.

Morton Mackof

On November 29, 2004, we entered into a two-year employment agreement, as amended, with Morton Mackof to serve as our Executive Vice President of Sales. On November 29, 2006, the agreement automatically renewed for an additional one-year term.

On May 21, 2007, we terminated Mr. Mackof’s employment agreement. Under the terms of Mr. Mackof’s agreement with the Company, we will pay Mr. Mackof’s salary and earned commissions up to the termination date and $311,758 in severance compensation. The Company will continue Mr. Mackof’s current medical and dental benefits through December 31, 2008 subject to Mr. Mackof’s payment of the pre-tax amount of $900 per month which will be deducted from the severance amounts paid to Mr. Mackof. Payments will be made through the Company’s regularly scheduled payroll bi-monthly payroll through December 31, 2008. After January 1, 2008, Mr. Mackof’s may elect to receive the unpaid balance of the above consideration in a lump sum payment. All options held by Mr. Mackof immediately vested and remain exercisable for the lesser of the original term or five years. The value of Mr. Mackof’s stock options based on the closing price of Common Stock on December 31, 2007 of $3.40 was $262,390.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill-level required by the Company of members of the Board of Directors.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2007, members of the Board who are not employees of the Company are entitled to receive an annual cash retainer of $10,000. Directors are also eligible to receive $5,000 per year for serving on each of the Audit Committee and the Compensation Committee. The chairman of the Audit Committee and the chairman of the Compensation Committee are also eligible to receive $7,500 and $2,500, respectively. The Chairman of the Special Committee is eligible to receive $15,000 per year while the other members, other than the Chairman of the Board, are eligible to receive $10,000 per year. The Chairman of the Board’s compensation was set at $50,000 per year and he was also granted 15,000 shares of restricted stock which vest in three equal installments over three years or the earliest of a change of control of the Company or the last day he serves as Chairman. Directors who are employees of the Company receive no compensation for their service as directors.

On January 3, 2007, Messrs. Maged, Feinstein, Mellinger and Ms. DeMarse received $11,342, $8,822, $7,562 and $10,082, respectively. On July 2, 2007, Messrs. Maged, Feinstein, Mellinger and Ms. DeMarse received $36,250, $8,750, $7,500 and $10,000, respectively. In addition, Mr. Maged received $5,000 on December 31, 2007. Messrs. Mutch and O’Neill did not receive any cash payments in 2007.

Stock Options

Directors are currently eligible to receive stock options every three years under the 2005 Plan, which replaced the 1996 Stock Option Plan (the “1996 Plan”), the 1999 Stock Option Plan (the “1999 Plan”) and the 1999 Outside Directors’ Stock Option Plan (the “1999 Directors Plan”). Each new non-employee director is granted, at the time of his or her appointment and on each third anniversary thereafter, a nonstatutory option to purchase 15,000 shares of Common Stock. The exercise price of each of these options is equal to the fair market value of Common Stock on the date of grant. These options vest equally over a three-year period.

On June 27, 2007, Messrs. Mutch and O’Neill were each granted options to purchase shares of 15,000 of Common Stock at an exercise price of $2.55. The FAS 123(R) grant date fair value of these options was $56,700.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2007.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Mark Maged, Chairman	$52,592	$3,850	—	—	—	—	$56,442
Elisabeth DeMarse	$20,082	—	—	—	—	—	$20,082
Richard L. Feinstein	$17,572	—	—	—	—	—	$17,572
Douglas K. Mellinger	$15,062	—	—	—	—	—	$15,062
John Mutch	$—	—	$4,725	—	—	—	$4,725
William J. O’Neill, Jr.	$—	—	$4,725	—	—	—	$4,725

(1)	Susan Strausberg, the Company’s former President and Chief Executive Officer and Philip D. Moyer, the Company’s President and Chief Executive Officer, are not included in this table as they receive no compensation for the services as directors. The compensation received by them are shown in the Summary Compensation Table.
(2)	The amounts shown represent the 2007 expense related to the total grant date fair value of the restricted stock awarded to the Director. This expense is being recognized over the three year vesting terms of the shares.
(3)	The amounts shown represent the 2007 expense related to the total FAS 123(R) grant date fair value of the options awarded to the Named Executive Officers. This expense is being recognized over the three year vesting terms of the options. See “Note 2(m), Stock—Based Compensation” to our audited financial statements in our Form 10-K for the year ended December 31, 2007 for the assumptions used in such calculations.

Compensation Committee Interlocks and Insider Participation

From January 2007 to July 30, 2007, the Compensation Committee consisted of Ms. DeMarse and Messrs. Maged and Mellinger. On July 30, 2007, Mr. O’Neill replaced Mr. Maged as a member and Chairman of the Compensation Committee.

No interlocking relationships exist between any members of the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of the Named Executive Officers; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all of our common stock owned by them.

Name of Beneficial Owner	Number of Shares (1)	Percent of Shares Owned
Executive Officers and Directors:
Philip D. Moyer (2)	153,338	*
John C. Ferrara	—	*
Stefan Chopin (3)	480,962	1.81%
Sue Bratone Childs (4)	50,000	*
Elizabeth DeMarse (5)	35,000	*
Richard L. Feinstein (6)	35,000	*
Mark Maged (7)	147,940	*
Douglas K. Mellinger (8)	10,000	*
John Mutch (9)	30,000	*
William O’Neill (10)	5,000	*
All executive officers and directors as a group (10 persons)	947,740	3.54%
Other 5% Stockholders:
Basil P. Regan (11)	3,011,868	11.42%
c/o Regan Partners, L.P. 32 East 57th Street, 20th Floor New York, NY 10002
OTR—Nominee Name for The State Teachers Retirement Board of Ohio (12)	2,994,400	11.36%
275 East Broad Street
Columbus, OH 43215
Midwood Capital (13)	2,086,431	7.91%
One Washington Mall, 8th Floor
Boston, MA 02108
Susan Strausberg (14)	1,993,840	7.50%
c/o EDGAR Online, Inc
50 Washington Street
Norwalk, CT 06854
Theodore L. Cross (15)	1,941,100	7.36%
One Cambelton Circle
Princeton, NJ 08540
Bank of New York Mellon Corp. (16)	1,838,172	6.97%
One Wall Street
New York, NY 10026
R.L. Renck & Co., Inc (15)	1,677,638	6.36%
116 West 23rd Street, Suite 500
New York, NY 10011

*	Less than 1%.
(1)	Shares of common stock underlying options currently exercisable or exercisable within 60 days are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person.
(2)	Does not include 176,190 shares of restricted stock issuable on vesting after 60 days.
(3)	Includes shares owned jointly with Barbara Chopin, his wife and 179,166 shares issuable upon exercise of options exercisable within 60 days. Does not include 9,000 shares of restricted stock issuable on vesting after 60 days.
(4)	Includes 50,000 shares issuable upon exercise of options exercisable within 60 days. Does not include 100,000 shares of restricted stock issuable on vesting after 60 days.
(5)	Includes 35,000 shares issuable upon exercise of options exercisable within 60 days.
(6)	Includes 35,000 shares issuable upon exercise of options exercisable within 60 days.
(7)	Includes 62,500 shares issuable upon exercise of options exercisable within 60 days. Does not include 15,000 shares of restricted stock issuable on vesting after 60 days.
(8)	Includes 10,000 shares issuable upon exercise of options exercisable within 60 days.
(9)	Includes 25,000 shares owned by MVP Advisors, LLC and 5,000 shares issuable upon exercise of options exercisable within 60 days. Mr. Mutch is the managing partner of MVP Advisors, LLC and as such he may be deemed to be the beneficial owner of all the shares held by MVP Advisors, LLC.
(10)	Includes 5,000 shares issuable upon exercise of options exercisable within 60 days.
(11)	Reflects amount derived from such entity’s Schedule 13G/A, as filed with the SEC on February 14, 2008.
(12)	Reflects amount derived from such entity’s Form 4, as filed with the SEC on April 28, 2008.
(13)	Reflects amount derived from a joint statement on Schedule 13D/A filed by David E. Cohen, Ross D. DeMont, Midwood Capital Management LLC, Midwood Capital Partners, L.P. and Midwood Capital Partners QP, L.P., with the SEC on July 31, 2007.
(14)	Includes 1,758,840 shares owned by TheBean LLC and 235,000 shares issuable upon exercise of options exercisable within 60 days. Ms. Strausberg is a managing member of TheBean LLC and as such she may be deemed to be the beneficial owner of all the shares held by TheBean LLC.
(15)	Reflects amount derived from such entity’s Schedule 13G, as filed with the SEC on February 11, 2008.
(16)	Reflects amount derived from such entity’s Schedule 13G, as filed with the SEC on February 14, 2008.

Equity Compensation Plans

The following table sets forth information as of December 31, 2007 with respect to compensation plans under which our equity securities are authorized for issuance.

	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number Of Securities Remaining Available For Future Issuance
Equity compensation plans approved by stockholders	3,343,973(1)	$2.34	566,931(2)
Equity compensation plans not approved by stockholders	—	—	—

Total	3,343,973(1)	$2.34	566,931(2)

(1)	Includes 272,500 options issued and outstanding in the 1996 Plan with a weighted average exercise price of $4.16 per share, 1,247,424 options issued and outstanding under the 1999 Plan with a weighted average exercise price of $2.29 per share, 45,000 options issued and outstanding in the 1999 Directors Plan with a weighted average exercise price of $1.59 per share, 1,330,000 shares outstanding under the 2005 Plan with a weighted average exercise price of $2.54 per share, 343,667 unvested shares of restricted stock with a weighted average exercise price of $0.00 and 105,382 warrants with a weighted average exercise price of $3.79 per share.
(2)	Includes shares available for issuance under the 2005 Plan.

Stock Option Plan Information

We previously had three stock option plans: the 1996 Plan, the 1999 Plan, as amended, and the 1999 Directors Plan. The 1996 Plan provided for the granting of options to purchase up to an aggregate of 800,000 shares of our authorized but unissued common stock to our officers, directors, employees and consultants. The 1999 Plan provided for the granting of options to purchase up to an aggregate of 3,200,000 shares of our authorized but unissued common stock to our officers, directors, employees and consultants. The 1999 Directors Plan provided for the granting of options to purchase up to an aggregate of 100,000 shares of our authorized but unissued common stock to outside directors. We also assumed the FreeEDGAR Stock Option Plan (the “FreeEDGAR Plan”) related to our acquisition of FreeEDGAR in 1999.

In May 2005, we adopted the 2005 Plan. The 2005 Plan replaced the 1999 Plan, the FreeEDGAR Plan, the 1996 Plan and the 1999 Directors Plan, so that shares are available for future awards only under the 2005 Plan. The remaining available shares under the 1999 Plan, the FreeEDGAR Plan, the 1996 Plan and the Directors Plan were made available under the 2005 Plan. In addition, the 2005 Plan made 1,087,500 new shares of our common stock available for equity awards. The 2005 Plan authorizes a broad range of awards, including stock options, stock appreciation rights, restricted stock grants, and deferred stock grants. Our executive officers and other employees and our subsidiaries, directors, and non-employee directors, consultants and others who provide substantial services to us and our subsidiaries, are eligible to be granted awards under the 2005 Plan.

The exercise price and term of options (including both incentive and non-qualified options) granted under the 2005 Plan are determined by the Compensation Committee, except that the exercise price of incentive stock options must be at least as equal to the fair market value of our common stock on the date of grant and the option term cannot exceed ten years. In addition, no incentive stock option may be granted to an individual who, at the time the option is granted, owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of our common stock, unless (1) such option has an exercise price of at least 110% of the fair market value of the common stock on the date of the grant of such option and (2) such option cannot be exercised more than five years after the date it is granted. The 2005 Plan also authorizes the Board of Directors to provide for option vesting to accelerate and become fully vested in the event of certain significant corporate transactions if the options are not assumed or substituted by a successor corporation.

At March 31, 2008, options to purchase 1,577,166 shares and 169,060 unvested restricted shares were outstanding under the 2005 Plan, options to purchase 1,217,466 shares were outstanding under the 1999 Plan, options to purchase 172,500 shares were outstanding under the 1996 Plan and options to purchase 45,000 shares were outstanding under the Directors’ Plan. In addition, there are 331,837 options available for future grants under the 2005 Plan at May 16, 2008.

Related Persons Transactions Policy

The Board of Directors is charged with approving transactions involving our directors, executive officers or any nominees for director and any greater than 5% stockholders and their immediate family members. There were no such transactions during our last fiscal year. The types of transactions covered by this policy are transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) we (including any of our subsidiaries) were, or will be a participant, (2) the aggregate amount involved exceeds $120,000 in any calendar year, and (3) any related person had, has or will have a direct or indirect interest (other than solely as a result of being a director or holding less than a 10 percent beneficial ownership interest in another entity), and which is required by the rules and regulations of the SEC to be disclosed in our public filings. The Board of Directors will only approve transactions with related persons when the Board of Directors determines such transactions are in our best interests or the best interests of our stockholders. In determining whether to approve or ratify a related person transaction, the Board of Directors will apply the following standards and such other standards it deems appropriate:

•	whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the transaction is material to us or the related person;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction;

•	the extent of the related person’s interest in the transaction; and

•	whether there are alternative sources for the subject matter of the transaction.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Director Independence

A majority of the Board of Directors, consisting of Ms. DeMarse and Messrs. Feinstein, Maged, Mellinger, Mutch and O’Neill qualify as “independent” in accordance with the published listing requirements of Nasdaq. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The members of the Audit Committee currently are Messrs. Feinstein, Mutch and O’Neill, each of whom is a non-employee director and, as required by Nasdaq, qualifies as “independent” under special standards established by the SEC for members of audit committees. The members of the Compensation Committee are Ms. DeMarse and Messrs. Mellinger and O’Neill, each of whom qualifies as “independent” in accordance with the published listing requirements of Nasdaq. The Nominating Committee currently consists of Messrs. Feinstein and Maged, and Ms. DeMarse, each of whom qualifies as “independent” in accordance with the published listing requirements of Nasdaq.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any person or entity who own more than ten percent of a registered class of our common stock or other equity securities, to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than ten percent of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them. Based solely on review of this information, we believe that, during the 2007 fiscal year, no reporting person failed to file the forms required by Section 16(a) of the Securities Exchange Act on a timely basis, except that, due to administrative errors, a Form 3 for Sue Bratone Childs reflecting her appointment as Executive Vice President of Marketing and Business Development on April 9, 2007 and her ownership of 90,000 previously granted stock options and a Form 4 relating to the grant of 100,000 shares of restricted stock which vest in equal installments over 2 years granted on October 5, 2007 were not filed until March 10, 2008 and a Form 4 for TheBean, LLC, an entity controlled by Susan Strausberg, reporting the sale of shares of TheBean’s LLC’s holdings on November 14, 2007 was not filed until November 26, 2007.

PROPOSAL TWO

PROPOSAL TO APPROVE AN AMENDMENT TO INCREASE THE NUMBER OF SHARES OF

COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE 2005 PLAN

Stockholders will be asked at the Annual Meeting to vote on a proposal to approve an amendment to increase the number of Common Stock authorized for issuance under the 2005 Plan by 1,000,000 shares of Common Stock. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required to approve this proposal.

The 2005 Plan was approved by the Board of Directors on May 19, 2005, and approved by the Company’s stockholders at the 2005 Annual Meeting of Stockholders. As of May 16, 2008, there were only 331,837 shares of Common Stock available for future grant under the 2005 Plan. The purpose of the 2005 Plan is to attract and retain skilled and qualified officers, employees and directors by providing long-term incentive compensation opportunities competitive with those made available by other companies, motivate participants to achieve the long-term success and growth of the Company, facilitate ownership of shares of the Company and align the interests of the participants with those of the Company’s stockholders.

General Plan Information

The Board and its Compensation Committee (the “Compensation Committee” or the “Committee” for purposes hereof) approved the 2005 Plan to help the Company:

•

Attract, retain, motivate and reward officers, employees and directors of the Company and its subsidiaries and consultants and advisors to the Company and its subsidiaries (collectively, “Participants”);

•	Provide equitable and competitive compensation opportunities; and

•	Promote creation of long-term value for stockholders by closely aligning the interests of Participants with the interests of stockholders.

The Board and the Compensation Committee believe that awards linked to common stock and awards with terms tied to Company performance can provide incentives for the achievement of important performance objectives and promote the long-term success of the Company. Therefore, they view the 2005 Plan as a key element of the Company’s overall compensation program.

Overview of 2005 Plan Awards

The 2005 Plan authorizes a broad range of awards, including:

•	stock options;

•	stock appreciation rights (“SARs”);

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer;

•

deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (forfeitable deferred stock is sometimes called “restricted stock units”);

•	other awards based on Common Stock;

•	dividend equivalents;

•	performance shares or other stock-based performance awards (these include deferred stock or restricted stock awards that may be earned by achieving specific performance objectives);

•	cash-based performance awards tied to achievement of specific performance objectives; and

•	shares issuable in lieu of rights to cash compensation.

Administration

The 2005 Plan is administered by the Compensation Committee on the basis of a plan year ending on December 31. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, an “outside director” as set forth in Section 162(m) of the Internal Revenue Code (the “Code”), and an “independent director” under The NASDAQ Stock Market Marketplace Rules. The Compensation Committee’s authority under the 2005 Plan includes, but is not limited to, the authority to: (i) grant awards under the 2005 Plan; (ii) select the officers, employees and eligible directors to whom awards are granted; (iii) determine the types of awards granted and the timing of such awards; (iv) determine whether an award is, or is intended to be, “performance-based compensation” within the meaning of 162(m) of the Code; (v) determine or modify the terms and conditions of any award, to the extent not inconsistent with the terms of the 2005 Plan and any operative employment or other agreement; (vi) determine whether any conditions or objectives relating to awards have been met; (vii) adopt, alter and repeal such administrative rules, guidelines, practices and administrative forms governing the 2005 Plan as it deems advisable; (viii) construe, interpret, administer and implement the terms of the 2005 Plan, any award and related agreements; (ix) correct any defect, supply any omission and reconcile any inconsistency in or between the 2005 Plan, any award and related agreements; (x) prescribe any legends to be affixed to certificates representing Common Stock or other interests granted or issued under the 2005 Plan; (xi) subsequently modify or waive any terms and conditions of awards, not inconsistent with the terms of the 2005 Plan and any operative employment or other agreement; (xii) promulgate such administrative forms as they from time to time deem necessary or appropriate for administration of the 2005 Plan; and (xiii) otherwise supervise the administration of the 2005 Plan securities to be offered.

For more information on the total number of shares available under the Company’s equity compensation plans and subject to outstanding options, warrants and rights as of the end of the last fiscal year, see “Equity Compensation Plans” above. Shares subject to outstanding awards under the Company’s 1999 Stock Option Plan (the “1999 Plan”), the FreeEDGAR Stock Option Plan (the “FreeEDGAR Plan”), the 1999 Outside Directors’ Stock Option Plan (the “Directors’ Plan”), and the 1996 Stock Option Plan (the “1996 Plan”) may become available under the 2005 Plan if such shares are not delivered to the participant, in accordance with share counting rules explained below under the caption “Shares Available Under the 2005 Plan.”

Restriction on Repricing and Loans

Consistent with the requirements of the Nasdaq National Market, the 2005 Plan includes a restriction providing that, without stockholder approval, the Company will not amend or replace options or SARs previously granted under the Plan in a transaction that constitutes a “repricing.” For this purpose, a “repricing” is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

The 2005 Plan does not authorize loans from the Company to participants.

Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved under the 2005 Plan. Thus, shares will remain available for new awards if an award expires, is forfeited, or is settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, if fewer shares are delivered upon exercise of an SAR than the number to which the SAR related, or if shares that had been issued as restricted stock are forfeited. The maximum number of shares that may be issued under the Plan is not affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding awards of (ii) the granting or payment of stock-denominated awards that by their terms may be settled only in cash. Shares delivered under the 2005 Plan may be either newly issued or treasury shares.

Per-Person Award Limitations. The 2005 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Code. Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2005 Plan relating to more than his or her “Annual Limit”. The Annual Limit equals 300,000 shares plus the amount of the participant’s unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated awards, the 2005 Plan limits performance awards that may be earned by a participant to the participant’s defined Annual Limit, which for this purpose equals $1 million plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. These limits apply only to awards under the 2005 Plan, and do not limit the Company’s ability to enter into compensation arrangements outside of the 2005 Plan.

Adjustments. Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the Common Stock. The Company is also obligated to adjust outstanding awards upon the occurrence of these types of events to preserve, without enlarging, the rights of Plan participants with respect to such awards. The Committee may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as “performance-based” generally must conform to requirements imposed by Section 162(m).

Eligibility. Executive officers and other employees of the Company and its subsidiaries, and non-employee directors, consultants and others who provide substantial services to the Company and its subsidiaries, are eligible to be granted awards under the 2005 Plan. In addition, any person who has been offered employment by the Company or a subsidiary may be granted awards, but such prospective grantee may not receive any payment or exercise any right relating to the Award until he or she has commenced employment or the providing of services.

Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant (except as described below under “Other Terms of Awards”). The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine. This may include withholding of option shares to pay the exercise price if that would not result in additional accounting expense. The Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee. Options and stock appreciation rights may be granted on terms that cause such awards not to be subject to Code Section 409A (“Section 409A”). Alternatively, such awards and cash stock appreciation rights may have terms that cause those awards to be deemed deferral arrangements subject to Section 409A. The Committee can require that outstanding options be surrendered in exchange for a grant of SARs with economically matching terms.

Restricted and Deferred Stock/Restricted Stock Units. The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends (which may be forfeitable or non-forfeitable), unless otherwise determined by the Committee.

Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of “restricted stock units.” The Committee will establish any vesting requirements for deferred stock/restricted stock units granted for continuing services. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents (which may be forfeitable or non-forfeitable) will be paid or accrue if authorized by the Committee.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2005 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Performance-Based Awards. The Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	Sales or sales growth;

•	Expenses or expense ratios;

•	Operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	Net income or net income per common share (basic or diluted; including or excluding extraordinary items);

•	Return on assets, return on investment, return on capital, or return on equity;

•	Cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

•	Economic profit or value created;

•	Stock price or total stockholder return; and

•

Specific strategic or operational business criteria, including market penetration, geographic expansion, new concept development goals, new projects, new products, or new ventures; customer satisfaction; staffing, training and development, succession planning or employee satisfaction; goals relating to acquisitions, divestitures, affiliates or joint ventures.

The Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to past Company performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison. The Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period, if so specified by the Committee.

Annual Incentive Awards. One type of performance award that may be granted under the 2005 Plan is annual incentive awards, settleable in cash or in shares upon achievement of preestablished performance objectives achieved during a specified period of up to one year. The Committee generally must establish the terms of annual incentive awards, including the applicable performance goals and the corresponding amounts payable (subject to per-person limits), and other terms of settlement, and all other terms of these awards, not later than 90 days after the beginning of the fiscal year. As stated above, annual incentive awards granted to named executives are intended to constitute “performance-based compensation” not subject to the limitation on deductibility under Code Section 162(m). In order for such an annual incentive award to be earned, one or more of the performance objectives described in the preceding paragraph will have to be achieved. The Committee may specify additional requirements for the earning of such awards.

Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, including shares issued upon exercise of an option subject to compliance with Code Section 409A, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The 2005 Plan allows vested but deferred awards to be paid out to the participant in the event of an unforeseeable emergency. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the 2005 Plan. The Committee may condition awards on the payment of taxes, and may provide for mandatory or elective withholding of a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers of awards other than incentive stock options on a case-by-case basis. This flexibility can allow for estate planning or other limited transfers consistent with the incentive purpose of the Plan.

The Committee is authorized to impose non-competition, non-solicitation, confidentiality, non-disparagement and other requirements as a condition on the participant’s right to retain an award or gains realized by exercise or settlement of an award. Awards under the 2005 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the 2005 Plan, awards under other Company plans, or other rights to payment from the Company, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards, awards, or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the exercise price of any option, base price of any SAR, or purchase price of any other award.

Dividend Equivalents. The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of Common Stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable. Typically, rights to dividend equivalents are granted in connection with restricted stock units or deferred stock, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding.

Vesting, Forfeitures, and Related Award Terms. The Committee may in its discretion determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of the awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

In addition, the 2005 Plan provides that following a “Change in Control,” the Committee may take any of the following actions with respect to an award: provide for its full vesting, provide for its termination beyond the date of full vesting, deem performance goals to have been met, provide for the settlement of an award in cash or for termination of the award or cause the award to be assumed as part of the transaction. A “Change of Control” generally includes (A) a merger, reorganization, consolidation, or similar transaction in which the stockholders of the Company immediately prior to the transaction do not own more than 50% of the voting power of the surviving corporation in substantially the same proportions as before the transaction , (B) stockholder approval of a liquidation or dissolution of the Company, (C) sale of substantially all assets of the Company, (D) any “person” becomes the owner, directly or indirectly of shares representing at least 25% of the Company’s voting power, and (E) certain changes of more than half of the membership of the Board of Directors. Change in control provisions are limited, however, by applicable restrictions under Code Section 409A.

Amendment and Termination of the 2005 Plan. The Board may amend, suspend, discontinue, or terminate the 2005 Plan or the Committee’s authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under the Marketplace Rules of the Nasdaq National Market. Nasdaq Marketplace rules now require stockholder approval of any material amendment to plans such as the 2005 Plan. Under these rules, however, stockholder approval will not necessarily be required for all amendments which might increase the cost of the 2005 Plan or broaden eligibility. Unless earlier terminated, the authority of the Committee to make grants under the 2005 Plan will terminate ten years after the latest stockholder approval of the 2005 Plan, and the 2005 Plan will terminate when no shares remain available and the Company has no further obligation with respect to any outstanding award.

Federal Income Tax Implications of the 2005 Plan

The Company believes that under current law the following Federal income tax consequences generally would arise with respect to awards under the 2005 Plan.

Options and SARs that are not deemed to be deferral arrangements under Section 409A would have the following tax consequences: The grant of an option or an SAR will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option which is an ISO, except that the alternative minimum tax may apply. Upon exercising an option which is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s sale of shares acquired by exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise. A participant’s sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the tax “basis” in the shares, which generally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.

The Company normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling the shares.

Some options and SARs, such as those with deferral features, and an SAR settleable in cash, may be subject to Code Section 409A, which regulates deferral arrangements. In such case, the distribution to the participant of shares or cash relating to the award would have to meet certain restrictions in order for the participant not to be subject to tax and a tax penalty at the time of vesting. One significant restriction would be a requirement that the distribution not be controlled by the participant’s discretionary exercise of the option or stock appreciation right (subject to limited exceptions). If the distribution and other award terms meet applicable requirements under Section 409A, the participant would realize ordinary income at the time of distribution rather than earlier, with the amount of ordinary income equal to the distribution date value of the shares less any exercise price actually paid. The Company would not be entitled to a tax deduction at the time of exercise, but would become entitled to a tax deduction at the time shares are delivered at the end of the deferral period.

Awards other than options and stock appreciation rights that result in a transfer to the participant of cash or shares or other property generally will be structured under the 2005 Plan to meet applicable requirements under Code Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if the Company grants an award of deferred stock that has vested or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares are actually delivered, and the Company’s right to claim a tax deduction will be deferred until that time. On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, the Company can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals) will be subject to Code Section 409A. Certain participant elections and the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred and tax penalties avoided by the participant upon vesting of the award.

As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 2005 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, annual incentive awards to employees the Committee expects to be named executive officers at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such “performance-based” compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2005 Plan will be fully deductible under all circumstances. In addition, other awards under the 2005 Plan generally will not so qualify, so that compensation paid to named executive officers in connection with such awards may, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, not be deductible by the Company as a result of Section 162(m).

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2005 Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2005 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2005 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits

The amount, if any, of any awards to officers, directors, employees and consultants under the 2005 Plan will be determined in the future discretion of our Board of Directors and is not presently determinable. Information regarding awards to our named executive officers and directors in fiscal year 2007 and awards held by such officers and directors at December 31, 2007 is provided in the Grants of Plan Based Awards table, the Outstanding Equity Awards at Fiscal Year-End table and the Director Summary Compensation table in the “Executive Compensation” section of this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 2005 PLAN.

PROPOSAL THREE

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee has appointed the firm of BDO Seidman, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required to ratify the selection of BDO Seidman, LLP. A representative of BDO Seidman LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement at such time and respond to appropriate questions.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

FEES PAID TO BDO SEIDMAN, LLP

During 2007 and 2006, we retained our principal accountants, BDO Seidman, LLP, in several capacities (in thousands):

	2006	2007
Audit Fees—Annual Audit and Quarterly Reviews	$280	$270
Audit-Related Fees	18	38
Tax Fees	—	—
All Other Fees	—	—

Total	$298	$308

Audit Fees. Audit fees represent amounts incurred in connection with the audit of our annual financial statements included in our Form 10-K and review of quarterly financial statements included in our Form 10-Qs. In addition, audit fees in 2006 and 2007 include fees for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Audit Related Fees. Audit related fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal controls over financial reporting, including services in connection with the audit of our employee benefit plan and various consultations.

AUDIT COMMITTEE POLICY ON PRE-APPROVAL OF SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval Policies. Pursuant to the rules and regulations of the SEC, before our independent registered accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit-related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee, a copy of which is available on our website at www.edgar-online.com.

All fees paid by us to our independent registered public accounting firm were approved by the Audit Committee in advance of the services being performed by such auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 accompanies this proxy statement. Upon written request, we will send to stockholders of record, without charge, additional copies of our Annual Report on Form 10-K (without exhibits) and additional copies of this proxy statement, each of which we have filed with the SEC. In addition, upon written request and payment of a fee equal to our reasonable expenses, we will send to stockholders of record, copies of any exhibit to our Annual Report on Form 10-K filed with the SEC. All written requests should be sent to EDGAR Online, Inc., 122 East 42nd Street, Suite 2400, New York, New York, 10168, Attention: Corporate Secretary.

By Order of the Board of Directors

Philip D. Moyer President and Chief Executive Officer

Dated: May 21, 2008

EDGAR ONLINE, INC.

PROXY

2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EDGAR ONLINE, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders of EDGAR Online, Inc. (the “Company”) to be held on June 23, 2008 and the Proxy Statement and appoints Philip D. Moyer, Chief Executive Officer and President, and John C. Ferrara, Chief Financial Officer, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of the Company’s common stock, par value $0.01 per share (the “Common Stock,”) of which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 122 East 42nd Street, Suite 2400, New York, New York 10168 on Monday, June 23, 2008 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side of this proxy.

1.	To elect seven (7) directors to serve on the Board of Directors of the Company until the Company’s 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

Elisabeth DeMarse Richard L. Feinstein Mark Maged Douglas K. Mellinger Philip D. Moyer John Mutch William J. O’Neill, Jr.	☐	FOR all nominees listed at left (except as written below to the contrary)	☐	WITHHOLD AUTHORITY TO VOTE for all nominees listed at left

Instruction: To withhold authority to vote for an individual nominee, write the nominee’s name in the space provided above.

2.	To consider and act upon a proposal to authorize, approve and adopt an amendment to the Company’s 2005 Stock Award and Incentive Plan to increase the number of shares of Common Stock available for award under such plan;

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	To approve and ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008; and

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the Annual Meeting and upon other matters as may properly come before the Annual Meeting.

☐ FOR ☐ AGAINST ☐ ABSTAIN

PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED FOR THIS PURPOSE.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

______________________________________

Date: ____________________, 2008

Signature: _____________________________________________________

Signature if held jointly: ___________________________________________

Note: When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.